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                                           EXHIBIT  10.10
                            WICOR, Inc.

               Officers' Incentive Compensation Plan

                               1995



I.   Objectives

     The principal objectives of the Plan are:

     A. To motivate and to provide incentive for key officers of WICOR to achieve superior operating results for the benefit of both customers and stockholders.

     B.   To assist in the retention of quality senior management.

     C. To yield competitive total compensation levels when performance goals are attained.

     D. To document the basis of participation by plan participants in subsidiary companies' incentive compensation plans, and to provide supplemental WICOR incentive compensation as required to achieve the above objectives.

II.  Eligibility

          Participation in the Plan is limited to designated WICOR corporate officers and subsidiary unit heads. The Chief Executive Officer will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.

III. Amount of Potential Award

     A. The minimum, target and maximum award opportunities for each executive, as a percentage of base salary, are as follows:


                                  Award as Percent of Salary
                                ------------------------------
                    Position      Minimum    Target   Maximum
                 --------------  ---------  -------- ---------
                  CEO, WICOR        0%         50%     75.0%
                  Others            0%         40%     60.0%

  B. Each executive's award will be determined based on a combination of WICOR, subsidiary and individual performance, with specific weights as follows:

                                           Percentage
                                          Of Award Determined By:
                                          -----------------------------
                         WICOR    Subsidi-  Individ-
                        Perform-  ary Per-  ual Per-
                 Position          ance     formance  formance
               -------------      --------  --------  --------
                CEO, WICOR           75%       0%        25%
                Subsidiary
                  Unit Head          25%      50%        25%
                CFO, WICOR           75%       0%        25%

     Determination of the WICOR performance and individual performance portions of the award are described in Section IV of this document.  The Subsidiary performance portion is
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          determined according to the Officer Incentive Compensation
          Plan for that subsidiary.

IV.  Performance Criteria and Objective Setting

  A. Overall WICOR performance will be measured by earnings per share. Threshold, Target and Maximum EPS performance levels, and incentive awards corresponding to each performance level are as follows:

                       Perform-             Award As
                  Performance    ance As %    1995   % Of Tar-
                     Level       Of Target    EPS    get Award
               ----------------  ---------  -------- ---------
                Below Threshold    < 85%    < $2.00     0.0%
                Threshold            85%      $2.00     1.0%
                Target              100%    $2.34 -     100%
                                  (budget)
                Maximum or Above  120% or   $2.81 or    150%
                           more      more

     For performance at levels between Threshold and Target or between Target and Maximum, award calculations will be pro-rated on a linear basis.

  B. The individual component of total incentive compensation will be determined by the WICOR Compensation Committee based on recommendations from the CEO reflecting the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary up to 150% of the individual performance portion of the target award, and will be determined and paid independently of Corporate financial perfor-

     mance.

  C. If the Compensation Committee of WICOR, Inc. determines that corporate performance was inadequate, it may exercise discretion to reduce or eliminate any or all bonus payments.

V.   Performance Period

     Company performance goals will be for the 1995 calendar year.

VI.  Form and Timing of Award Payments

  A. Awards will be determined and paid as soon as practicable after the close of the Plan year.

  B. At each participant's discretion and with the concurrence of the Compensation Committee of WICOR, Inc., awards may be paid in one of three ways:

     1.   Lump Sum

     2. Partly in lump sum and the remainder in deferred annual installments.

     3.   Completely in deferred annual installments.

  C. The Company will offer a deferred payment option to those officers who prefer not to receive their awards in current cash, following these guidelines:
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     1.   Deferred incentive award payments will be carried as an
          accrued liability with an interest rate (three-year treasury bill rate) credited each year.

     2. Deferred elections must be made prior to the end of the performance period, and a definite time period for deferral must be specified.

VII. Implementation

  A. The effective date of the Plan is January 1, 1995.


VIII.          Plan Administration

  A. Compensation Committee

     1. The Plan will be administered by the Compensation Committee of the Board of Directors of WICOR, Inc.

     2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

     3. The decisions of the Board are final and binding on all Plan participants.

     4. The Board retains the right to terminate or amend the Plan as it may deem advisable.

  B. Partial Year Participation:

     1. Participants must be employed by the Company on the last day of the Plan year in order to receive a bonus for that year. However, once earned, a bonus will be paid to a participant regardless of whether he/she is employed by the company on the date payment is made.

     2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement.

     3. Participants who terminate employment with the Company prior to the last day of the Plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

     4. A participant is deemed to be disabled if he/she becomes eligible for benefits under the Company's Long Term
                    Disability Plan.